As filed with the Securities and Exchange Commission on October 7, 2015

Registration No. 333-186939

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-186939

UNDER

THE SECURITIES ACT OF 1933

HOME PROPERTIES, INC.

(Exact name of registrant as specified in charter)

Maryland	16-1455126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

850 Clinton Square Rochester, New York	14604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (585) 546-4900

Ann M. McCormick

Executive Vice President, Secretary, and General Counsel

Home Properties, Inc.

850 Clinton Square

Rochester, New York 14604

(585) 546-4900

(585) 232-3147

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Deborah McLean, Esq.

Nixon Peabody

1300 Clinton Square

Rochester, New York 14604

(585) 263-1307

dmclean@nixonpeabody.com

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-186939 (the “Registration Statement”), registering an unspecified number of shares of common stock, par value $0.01 per share of the Company, to be issued at an unspecified initial offering price, an unspecified number of shares of preferred stock, par value $0.01 per share of the Company, to be issued at an unspecified initial offering price, and an unspecified amount of debt securities of the Company, to be issued at an unspecified initial offering price.

On October 7, 2015, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 22, 2015, among the Company, Home Properties, L.P., LSREF4 Lighthouse Acquisitions, LLC (“Parent”), LSREF4 Lighthouse Corporate Acquisitions, LLC (“MergerSub”), a wholly-owned subsidiary of MergerSub, LSREF4 Lighthouse Operating Acquisitions, LLC, a wholly-owned subsidiary of Parent, and UDR, Inc.  Pursuant to the Merger Agreement, the Company merged with and into MergerSub (the “Merger”), with MergerSub surviving the Merger as a wholly-owned subsidiary of Parent.  At the effective time of the Merger, each outstanding share of the Company’s Common Stock (other than shares owned by any subsidiary of the Company, Parent, or any subsidiary of Parent which were cancelled) was converted into the right to receive an amount in cash per share equal to $75.23, without interest and less any applicable withholding tax.

The Company has terminated any and all offerings of its securities pursuant to the Registration Statement.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 7th day of October, 2015.

LSREF4 LIGHTHOUSE CORPORATE ACQUISITIONS, LLC (as successor by merger to Home Properties, Inc.)

By:	/s/ Marc L. Lipshy
Name:	Marc L. Lipshy
Title:	President

Note:  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

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